Exhibit 99.1

SAFEWAY INC. ANNOUNCES

SECOND QUARTER

2011 RESULTS

Earnings per share increased 11%

Contact: Melissa Plaisance (925) 467-3136

Christiane Pelz (925) 467-3832

Pleasanton, CA – July 21, 2011

Results From Operations

Safeway Inc. today reported net income of $145.8 million ($0.41 per diluted share) for the second quarter of 2011 compared to $141.3 million ($0.37 per diluted share) for the second quarter of 2010.

“Second quarter earnings results exceeded our expectations,” said Steve Burd, Chairman, President and CEO. “Identical-store sales improved during the second quarter and into the third quarter. We remain focused on building customer loyalty and expect sales to continue to gradually improve through the second half of the year.”

“At the same time, our cost reduction and profit improvement efforts helped generate improved earnings results in the second quarter,” added Burd, “and we expect these efforts to contribute to earnings for the balance of the year.”

Sales and Other Revenue

Total sales increased 7.1% to $10.2 billion in the second quarter of 2011 from $9.5 billion in the second quarter of 2010 due primarily to higher fuel sales, the impact of reporting Blackhawk commissions on a gross basis,1 a higher Canadian exchange rate and a 0.5% increase in identical-store sales, excluding fuel.

[1]

Prior to 2011, Safeway recorded Blackhawk Network distribution commissions on the sale of certain gift cards net of the commissions shared with other retailers. In the first quarter of 2011, Safeway determined that these commissions should be reported on a gross basis. This change increased both revenue and cost of goods sold in 2011, but had no impact on identical-store sales, gross profit dollars or net income. Previously reported results are not adjusted because the impact is immaterial.

Gross Profit

Gross profit declined 155 basis points to 27.00% of sales in the second quarter of 2011 compared to 28.55% of sales in the second quarter of 2010. Excluding the 104 basis-point impact from fuel sales and the 32 basis-point impact from the accounting change in gift card commissions, gross profit decreased 19 basis points. This decline was largely the result of some delay in recovering cost increases and increased LIFO expense, partly offset by improved shrink and higher gross margin dollars from Blackhawk.

Operating and Administrative Expense

Operating and administrative expense decreased 127 basis points to 24.28% of sales in the second quarter of 2011 from 25.55% of sales in the second quarter of 2010. Excluding the 95 basis-point impact from fuel sales and the 28 basis-point impact from the accounting change in gift card commissions, operating and administrative expense margin decreased four basis points.

Interest Expense

Interest expense declined to $61.5 million in the second quarter of 2011 from $69.2 million in the second quarter of 2010 due to lower average borrowings and lower average interest rates.

Income Taxes

Income tax expense was 33.3% of pre-tax income in the second quarter of 2011 compared to 35.3% in the second quarter of 2010. The decline in the tax rate is due primarily to higher earnings from Canadian operations which have a lower tax rate.

24-Week Results

Net income for the first 24 weeks of 2011 declined to $171.0 million ($0.48 per diluted share) from $237.3 million ($0.61 per diluted share) in the first 24 weeks of 2010 primarily due to the $80.2 million ($0.22 per diluted share) tax expense on repatriated earnings from Canada recorded in the first quarter of 2011. Excluding this tax charge, net income would have been $251.2 million ($0.70 per diluted share).

The gross profit margin was 27.26% in the first 24 weeks of 2011 compared to 28.48% in the first 24 weeks of 2010. Operating and administrative expense margin was 24.78% in the first 24 weeks of 2011 compared to 25.83% in the first 24 weeks of 2010.

Guidance

Safeway is reaffirming guidance for the year of $1.45 to $1.65 earnings per diluted share (including the estimated $0.15 per diluted share negative impact from the Canadian dividend), operating profit margin change, excluding fuel, of flat to slightly positive and free cash flow of $0.75 billion to $0.85 billion. Identical-store sales are expected to gradually improve, approaching 1.0% for the year.

Stock Repurchases

During the second quarter of 2011, Safeway purchased 14.9 million shares of its common stock at an average price of $24.13 per share and a total cost of $360.8 million (including commissions). The remaining board authorization for stock repurchases at quarter-end was approximately $1.1 billion.

Capital Expenditures

Safeway invested $209.0 million in capital expenditures in the second quarter of 2011. The company opened six new stores, completed seven Lifestyle remodels and closed 11 stores. For the year, Safeway plans to invest approximately $1.0 billion in capital expenditures, open 26 new Lifestyle stores and complete 30 Lifestyle remodels.

Cash Flow

Net cash flow provided by operating activities declined to $187.6 million in the first 24 weeks of 2011 compared to $309.1 million in the first 24 weeks of 2010 due primarily to taxes paid on the Canadian dividend and contributions to pension plans.

Net cash flow used by investing activities was $405.3 million in the first 24 weeks of 2011 compared to $393.6 million in the first 24 weeks of 2010.

Net cash flow from financing activities declined to a use of $429.5 million in the first 24 weeks of 2011 from a source of $155.6 million in the first 24 weeks of 2010 due primarily to a greater net addition to long-term borrowings in 2010 and increased purchases of treasury stock in 2011.

About Safeway

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,687 stores in the United States and Canada. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing second quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 8:00 a.m. PT on July 21, 2011. Click on Webcast Events to access the call. A replay will be available via webcast for approximately one week following the conference call.

-o0o-

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, sales growth, cost reduction and profit improvement efforts, capital expenditures, free cash flow, Lifestyle stores, margins and financial and operating results. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for new business ventures, including our Blackhawk and Property Development Centers subsidiaries; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as amended, subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010
Sales and other revenue	$10,196.4	$9,519.5	$19,968.4	$18,846.6

Cost of goods sold	(7,443.4)	(6,801.8)	(14,524.3)	(13,479.3)

Gross profit	2,753.0	2,717.7	5,444.1	5,367.3

Operating and administrative expense	(2,476.0)	(2,432.5)	(4,947.9)	(4,867.6)

Operating profit	277.0	285.2	496.2	499.7

Interest expense	(61.5)	(69.2)	(127.2)	(138.9)

Other income, net	3.4	2.4	7.1	5.7

Income before income taxes	218.9	218.4	376.1	366.5

Income taxes	(72.9)	(77.1)	(204.9)	(129.4)

Net income before allocation to noncontrolling interests	146.0	141.3	171.2	237.1

Noncontrolling interests	(0.2)	—	(0.2)	0.2

Net income attributable to Safeway Inc.	$145.8	$141.3	$171.0	$237.3

Income per common share attributable to Safeway Inc.:

Basic earnings per share	$0.42	$0.37	$0.48	$0.62

Diluted earnings per share	$0.41	$0.37	$0.48	$0.61

Weighted average shares outstanding:
Basic	350.8	383.6	358.4	385.7

Diluted	352.3	385.7	359.5	387.9

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	June 18, 2011	Year-end 2010
ASSETS

Current assets:
Cash and equivalents	$150.9	$778.8
Receivables	536.9	557.4
Merchandise inventories	2,772.6	2,623.4
Prepaid expense and other current assets	354.3	273.4

Total current assets	3,814.7	4,233.0

Total property, net	9,782.6	9,910.2

Goodwill	432.3	430.9
Investment in unconsolidated affiliate	185.5	187.2
Other assets	336.1	386.8

Total assets	$14,551.2	$15,148.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$4.9	$505.6
Current obligations under capital leases	30.6	30.7
Accounts payable	2,374.3	2,533.4
Accrued salaries and wages	471.9	468.9
Deferred income taxes	96.9	96.3
Other accrued liabilities	578.1	679.3

Total current liabilities	3,556.7	4,314.2

Long-term debt:
Notes and debentures	4,485.1	3,843.8
Obligations under capital leases	442.6	456.2

Total long-term debt	4,927.7	4,300.0

Deferred income taxes	129.3	153.5
Pension and post-retirement benefit obligations	584.5	727.9
Accrued claims and other liabilities	674.3	654.8

Total liabilities	9,872.5	10,150.4

Stockholders’ equity
Common stock: par value $0.01 per share; 1,500 shares authorized; 604.4 and 599.8 shares issued	6.0	6.0
Additional paid-in capital	4,438.6	4,363.1
Treasury stock at cost; 254.5 and 231.8 shares	(6,820.4)	(6,283.8)
Accumulated other comprehensive income	153.4	88.0
Retained earnings	6,896.5	6,820.0

Total Safeway Inc. equity	4,674.1	4,993.3
Noncontrolling interests	4.6	4.4

Total equity	4,678.7	4,997.7

Total liabilities and stockholders’ equity	$14,551.2	$15,148.1

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	24 Weeks Ended
	June 18, 2011	June 19, 2010
OPERATING ACTIVITIES
Net income before allocation to noncontrolling interests	$171.2	$237.1
Reconciliation to net cash flow provided by operating activities:
Depreciation expense	529.0	538.6
Property impairment charges	22.0	30.8
Share-based employee compensation	22.1	26.2
Excess tax benefit from exercise of stock options	(0.8)	(0.7)
LIFO expense	13.0	—
Equity in earnings of unconsolidated affiliate	(4.4)	(4.5)
Net pension and post-retirement benefit expense	51.4	57.7
Contributions to pension and post-retirement plans	(160.5)	(8.7)
Loss on property retirements and lease exit costs, net	0.1	14.0
Increase in accrued claims and other liabilities	33.7	29.4
Amortization of deferred finance costs	2.2	2.2
Deferred income taxes	(54.6)	—
Other	13.4	0.1
Changes in working capital items:
Receivables	9.5	21.1
Inventories at FIFO cost	(155.2)	(116.5)
Prepaid expenses and other current assets	(77.5)	(79.5)
Income taxes	44.9	(95.9)
Payables and accruals	61.9	13.8
Payables related to third-party gift cards, net of receivables	(333.8)	(356.1)

Net cash flow provided by operating activities	187.6	309.1

INVESTING ACTIVITIES
Cash paid for property additions	(394.1)	(384.7)
Proceeds from sale of property	6.3	15.4
Other	(17.5)	(24.3)

Net cash flow used by investing activities	(405.3)	(393.6)

FINANCING ACTIVITIES
(Payments on) additions to short-term borrowings	(0.3)	0.5
Additions to long-term borrowings	955.7	538.9
Payments on long-term borrowings	(827.0)	(105.9)
Purchase of treasury stock	(534.5)	(268.6)
Dividends paid	(88.0)	(77.6)
Net proceeds from exercise of stock options	72.3	68.2
Excess tax benefit from exercise of stock options	0.8	0.7
Other	(8.5)	(0.6)

Net cash flow (used) provided by financing activities	(429.5)	155.6

Effect of changes in exchange rate on cash	19.3	4.6

(Decrease) increase in cash and equivalents	(627.9)	75.7

CASH AND EQUIVALENTS
Beginning of period	778.8	471.5

End of period	$150.9	$547.2

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended		24 Weeks Ended
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010
Cash capital expenditures	$209.0	$192.1	$394.1	$384.7
Stores opened	6	5	9	5
Stores closed	11	5	16	18
Lifestyle remodels completed	7	17	12	26
Stores at end of period	1,687	1,712
Square footage (in millions)	79.2	79.5
Fuel sales	$1,167.4	$728.4	$2,103.8	$1,377.9
Number of fuel stations at end of period	396	391
Increase in sales from change in Canadian exchange rate	$84.5	$182.9	$163.1	$418.9

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 18, 2011		A Year Ended January 1, 2011	B 24 Weeks Ended June 18, 2011	C 24 Weeks Ended June 19, 2010
Net income attributable to Safeway Inc.	$523.5		$589.8	$171.0	$237.3
Add (subtract):
Income taxes	366.1		290.6	204.9	129.4
Interest expense	286.8		298.5	127.2	138.9
Depreciation	1,152.8		1,162.4	529.0	538.6
LIFO (income) expense	(15.0)		(28.0)	13.0	—
Share-based employee compensation	51.4		55.5	22.1	26.2
Property impairment charges	62.9		71.7	22.0	30.8
Equity in earnings of unconsolidated affiliate	(15.2)		(15.3)	(4.4)	(4.5)
Dividend from unconsolidated affiliate	6.1		—	6.1	—

Adjusted EBITDA	$2,419.4		$2,425.2	$1,090.9	$1,096.7

Total debt at June 18, 2011	$4,963.2
Less cash and equivalents in excess of
$75.0 at June 18, 2011	75.9

Adjusted Debt	$4,887.3

Adjusted EBITDA as a multiple of interest expense	8.44	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x

Adjusted Debt to Adjusted EBITDA	2.02	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C)	A	B	C
	Rolling Four Quarters June 18, 2011	Year Ended January 1, 2011	24 Weeks Ended June 18, 2011	24 Weeks Ended June 19, 2010
Net cash flow provided by operating activities	$1,728.2	$1,849.7	$187.6	$309.1
Add (subtract):
Income taxes	366.1	290.6	204.9	129.4
Interest expense	286.8	298.5	127.2	138.9
Amortization of deferred finance costs	(4.8)	(4.8)	(2.2)	(2.2)
Excess tax benefit from exercise of stock options	1.7	1.6	0.8	0.7
Deferred income taxes	85.9	31.3	54.6	—
Net pension and post-retirement benefit expense	(118.9)	(125.2)	(51.4)	(57.7)
Contributions to pension and post-retirement plans	169.5	17.7	160.5	8.7
Accrued claims and other liabilities	(40.5)	(36.2)	(33.7)	(29.4)
Gain (loss) on property retirements and lease exit costs, net	41.4	27.5	(0.1)	(14.0)
Changes in working capital items	(95.2)	67.9	450.0	613.1
Other	(0.8)	6.6	(7.3)	0.1

Adjusted EBITDA	$2,419.4	$2,425.2	$1,090.9	$1,096.7

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW*

	12 Weeks Ended		24 Weeks Ended
	June 18, 2011**	June 19, 2010	June 18, 2011**	June 19, 2010
Net cash flow provided by operating activities, as reported	$247.6	$551.1	$187.6	$309.1
(Increase) decrease in payables related to third-party gift cards, net of receivables	(26.2)	(20.2)	333.8	356.1

Net cash flow from operating activities, as adjusted	221.4	530.9	521.4	665.2
Net cash flow used by investing activities	(216.9)	(200.9)	(405.3)	(393.6)

Free cash flow	$4.5	$330.0	$116.1	$271.6

	Forecasted Range Fiscal 2011
Net cash flow from operating activities, as adjusted	$1,755.0	$1,855.0
Net cash flow used by investing activities	(1,000.0)	(1,000.0)

Free cash flow	$755.0	$855.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less Safeway’s commission, to card partners. Because this cash flow is temporary it is not available for other uses, and is therefore excluded from the company’s calculation of free cash flow.
**	In the second quarter of 2011, free cash flow was reduced by $153.9 million of contributions to pension and post-retirement plans and $97 million of taxes paid on Canadian dividends.

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

TABLE 5: IDENTICAL-STORE SALES*

12 Weeks Ended June 18, 2011
As reported	5.1%
Excluding fuel sales	0.5%

*	Excludes replacement stores.

TABLE 6: RECONCILIATION OF GROSS PROFIT AND OPERATING AND ADMINISTRATIVE EXPENSE BASIS-POINT CHANGE EXCLUDING FUEL AND GROSS PRESENTATION OF GIFT CARD COMMISSIONS

	Second Quarter 2011
	Gross Profit	Operating and Administrative Expense
Basis-point decrease, as reported	(155)	(127)
Impact from fuel sales	104	95
Impact from gross presentation of gift card commissions	32	28

Basis-point decrease, excluding impact from fuel sales and gross presentation of gift card commissions	(19)	(4)

TABLE 7: RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO SAFEWAY INC. TO NET INCOME EXCLUDING TAX ON REPATRIATED EARNINGS FROM CANADA

24 Weeks Ended June 18, 2011
Net income attributable to Safeway Inc., as reported	$171.0
Tax on repatriated earnings from Canada	80.2

Net income, as adjusted	$251.2

Diluted net income per common share attributable to Safeway Inc.	$0.48
Diluted earnings per common share due to tax charge on repatriated earnings from Canada	0.22

Diluted earnings per share, as adjusted	$0.70